Exhibit 5.4

320 South Boston Avenue, Suite 200 Tulsa, OK 74103-3706

November 22, 2013

Vinson & Elkins L.L.P.

666 Fifth Avenue

26th Floor

New York, New York 10103

Re:	PVR Partners, L.P., a Delaware limited partnership (the “Partnership”), and Penn Virginia Resource Finance Corporation II, a Delaware corporation (“Finance Co.” and together with the Partnership, the “Issuers”): US$400,000,000 Aggregate Principal Amount of Senior Notes due 2021 (the “Notes”) (the “Transaction”)

Ladies and Gentlemen:

We have acted as local Oklahoma counsel to PVR Hydrocarbons, L.L.C. (“PVR Hydrocarbons”) and PVR Laverne Gas Processing LLC (“PVR Laverne” and with PVR Hydrocarbons, each, an “Oklahoma Guarantor” and collectively, the “Oklahoma Guarantors”), in connection with their respective execution and delivery of the Base Indenture dated as of April 27, 2010 (the “Base Indenture”), by and among the Partnership, Penn Virginia Resource Finance Corporation, the guarantors named therein, including the Oklahoma Guarantors, and Wells Fargo Bank, N.A., as trustee (the “Trustee”), as supplemented by a Fourth Supplemental Indenture thereto, dated as of May 9, 2013 (the “Fourth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

This opinion is being delivered to you in connection with the Registration Statement on Form S-4 (the “Registration Statement”) that has been filed with the Securities and Exchange Commission on November 22, 2013 involving (i) the offer and exchange by the Issuers of the Notes for a new series of notes bearing identical terms and in like principal amount (the “New Notes”), and (ii) guarantees of the Notes and the New Notes by the Oklahoma Guarantors among others. The Issuers and the Oklahoma Guarantors are collectively referred to at times herein as the “Obligors.”

We have examined originals, or copies certified or otherwise identified to our satisfaction of the following documents:

(i) the Base Indenture;

(ii) the Fourth Supplemental Indenture;

(iii) the Officer’s Opinion Certificate with respect to the Oklahoma Guarantors, dated November 22, 2013 (the “Opinion Certificate”);

TULSA, OK	HALL, ESTILL, HARDWICK, GABLE, GOLDEN & NELSON, P.C.	WASHINGTON, D.C.
OKLAHOMA CITY, OK	www.hallestill.com	NORTHWEST ARKANSAS

Vinson & Elkins L.L.P.

November 22, 2013

(iv) Certificates of Good Standing for each Oklahoma Guarantor, dated November 20, 2013, and issued by the office of the Secretary of State of the State of Oklahoma (the “OK SOS”) (each a “Good Standing Certificate” and collectively, the “Good Standing Certificates”);

(v) copies of the Certificate of Formation and/or Articles of Organization (and any amendments thereto) for each Oklahoma Guarantor, as certified by the OK SOS on November 20, 2013, attached as Exhibit A to the Opinion Certificate (each referred to as “Articles of Organization” and collectively, the “Guarantors’ Articles of Organization”);

(vi) the Amended and Restated Limited Liability Company Agreement for each Oklahoma Guarantor attached as Exhibit B to the Opinion Certificate (each referred to as the “LLC Agreement” and collectively, the “Guarantors’ LLC Agreements”);

(vii) Written Consent of PVR Gas Resources, LLC, the sole member of each Oklahoma Guarantor, dated as of April 10, 2010, for each Oklahoma Guarantor authorizing its execution, delivery and performance of the Base Indenture, as certified by that Certificate of Chief Administrative Officer dated April 27, 2010, attached as Exhibit C to the Opinion Certificate (the “Base Indenture Consent”); and

(viii) Written Consent of PVR Gas Resources, LLC, the sole member of each Oklahoma Guarantor, dated as of May 6, 2013, for each Oklahoma Guarantor authorizing its execution, delivery and performance of the Fourth Supplemental Indenture, attached as Exhibit D to the Opinion Certificate (the “Supplemental Indenture Consent” and, together with the Base Indenture Consent, the “Indenture Consents”).

The documents referred to in items (i) and (ii) are sometimes referred to as the “Indenture Documents.” The documents referred to in items (v) and (vi) are sometimes referred to as the “Organizational Documents.” In connection with this opinion letter, we have examined and relied upon executed copies of the Indenture Documents. We have discussed the matters addressed in this opinion letter with representatives of the Oklahoma Guarantors to the extent we have deemed appropriate. As to certain questions of fact we have, where such facts were not otherwise verified or established, relied upon the accuracy of the various factual representations and warranties of the parties set forth in the Indenture Documents and the Opinion Certificate as well as the accuracy of the Good Standing Certificates.

A.	Assumptions for Legal Opinions

In rendering the opinions expressed herein, we have assumed the following to be true and have conducted no investigation to determine to the contrary:

1. The genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the authentic original documents of all documents submitted to us as certified or photostatic copies.

Vinson & Elkins L.L.P.

November 22, 2013

2. (a) Except insofar as we opine in opinion paragraphs 2 and 3, the Indenture Documents have been duly authorized, executed, acknowledged and delivered by all parties thereto and for such consideration as will support a simple contract; (b) the person executing the Indenture Documents on behalf of each party thereto has full power and authority to do so; (c) except insofar as we opine in opinion paragraph 1, the parties to the Indenture Documents are and will continue to be validly existing and in good standing under the law of the jurisdiction in which each is organized, located or required to be qualified by any such jurisdiction; (d) except insofar as we opine in opinion paragraph 2, each party to the Indenture Documents and any other document executed in accordance therewith has the requisite power and authority pursuant to the terms of its charter or other governing documents and the laws of the jurisdiction of its formation to execute and deliver each such document to which it is a party and to perform its obligations thereunder, and all action, approvals and consents necessary for such execution, delivery and performance under such charter or other governing documents or by law has occurred; and (e) the execution, delivery, and performance of each Indenture Document will not breach, conflict with, or constitute a violation of (i) the charter documents of each party thereto, or (ii) the laws or governmental rules and regulations of any jurisdiction.

3. There has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence in connection with the Transaction.

4. The conduct of the parties to the Transaction complies with and will comply with any requirement of good faith, fair dealing, conscionability and commercial reasonableness.

5. The Organizational Documents have not been amended, supplemented or otherwise modified in any respect not reflected in the copies of the Organizational Documents provided to us.

6. The statements, recitals, representations and warranties as to matters of fact set forth in the Indenture Documents are materially accurate and complete.

B.	Legal Opinions

Based on the foregoing and subject to the qualifications hereinafter set forth, we are of the opinion that:

1. Each of the Oklahoma Guarantors has been duly formed, is validly existing and is in good standing as a limited liability company under the Oklahoma Limited Liability Company Act, 18 O.S. § 2000, et seq.

2. Each of the Oklahoma Guarantors has the power and capacity to execute and deliver each of the Indenture Documents, and all necessary action has been taken on the part of each Oklahoma Guarantor to authorize the execution and delivery of each Indenture Document and the performance by each Oklahoma Guarantor of its obligations thereunder (including its Guarantee as provided therein).

Vinson & Elkins L.L.P.

November 22, 2013

3. Each Indenture Document has been previously duly authorized and validly executed and delivered by each of the Oklahoma Guarantors to the extent that execution and delivery are governed by the laws of the State of Oklahoma.

C.	Qualifications and Exceptions for Legal Opinions

All of our foregoing opinions are subject to the following qualifications and we except therefrom any opinion concerning such qualifications.

1. Our opinions in opinion paragraph 1 with respect to due formation, valid existence and good standing are based solely on our review of the Organizational Documents, the Good Standing Certificates and such other evidence as provided to us of filings as are required by the Oklahoma Secretary of State to qualify a domestic limited liability company to do business in the State and do not address and, therefore, exclude therefrom, filings that may be required to own and operate any real or leased property or to conduct its business by other agencies of the State including, without limitation, the Oklahoma Corporation Commission and the Oklahoma Department of Environmental Quality.

2. Our opinions in opinion paragraph 3 are based solely on the representations in the Opinion Certificate and the Indenture Consents.

3. Our opinions expressed herein are limited to the terms and provisions of the Indenture Documents, as applicable, expressly and fully set out therein and without giving effect to the terms and provisions of any other instrument by reference made a part thereof. You are hereby advised that we assume no responsibility and express no opinion for any provisions of any document or agreement which we have not reviewed but that might be referred to in the documents reviewed, which may affect any opinion we have given herein.

4. We express no opinion with regard to the effect of federal law or any (a) state securities and “blue sky” laws and regulations, (b) state antitrust and unfair competition laws and regulations, (c) state pension and employee benefit laws and regulations, (d) state environmental, subdivision, zoning, health, safety or land use laws and regulations, (e) state racketeering laws and regulations and banking laws and regulations, (f) state labor laws; (g) state tax laws; (h) state insurance laws and (i) court orders, administrative decisions, and rules and regulations of county, municipal, and special political subdivisions, whether state level, regional, or otherwise.

5. The opinions expressed herein are limited to the laws of the State and are specifically limited to the present laws of the State. We express no opinion with respect to issues subject to or governed by New York law or the laws of any other state.

6. We express no opinion as to the impact or effect upon the Transaction of the laws of any jurisdiction other than the jurisdiction of the State nor do we express by implication any opinion not specifically set out herein.

7. This opinion letter sets forth our professional judgments as to the matters set forth herein and you may rely upon the matters set forth herein as a legal opinion only. In expressing the conclusions set forth in this opinion letter, we have not intended to and do not render any guarantees or warranties of the matters discussed in this opinion letter.

Vinson & Elkins L.L.P.

November 22, 2013

8. We do not undertake to update this opinion letter or to advise you of any changes in the laws of the State that could affect the conclusions set forth herein. This opinion letter is limited to the matters expressly stated herein and no opinions may be inferred or implied beyond the matters expressly stated herein.

We hereby consent to the references to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement and to the filing of this opinion letter as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HALL, ESTILL, HARDWICK, GABLE,

GOLDEN & NELSON, P.C.

HALL, ESTILL, HARDWICK, GABLE,

GOLDEN & NELSON, P.C.